[Maxim C.W. Webb / Eric H. Speron]
c/o PICO Holdings, Inc.
7979 Ivanhoe Avenue, Suite 300
La Jolla, California 92037

UCP, Inc.
99 Almaden Boulevard, Suite 400
San Jose, California
Attention: Chairman, Board of Directors

December 12, 2016

Ladies and Gentlemen of the Board:

I currently serve as [the Chief Executive Officer and a member of the Board of Directors of PICO Holdings, Inc. (“PICO”) / a member of the Board of Directors of PICO Holdings, Inc. (“PICO”)]. Moreover, I serve as a [Class III / Class I] member of the Board of Directors of UCP, Inc. (“UCP”), and [Eric H. Speron / Maxim C.W. Webb] is currently a [Class I / Class III] member of the UCP Board. (Mr. [Speron / Webb] or any member of the Board of Directors of UCP who was nominated for election to the Board of Directors of UCP pursuant to PICO’s selection under the Investor Rights Agreement, dated as of July 23, 2013 among UCP, PICO and the holders specified therein (the “Investor Rights Agreement”), is referred to herein as the “Other PICO-Selected UCP Director”).

I am willing to serve as a UCP Director on the following conditions and so long as: (i) I am nominated for election to the Board of Directors of UCP pursuant to PICO’s selection under the Investor Rights Agreement; (ii) PICO Beneficially Owns Voting Securities representing at least 25% of the Total Voting Power of UCP, and the Other PICO-Selected UCP Director has not resigned; and (iii) PICO Beneficially Owns Voting Securities representing at least 10% of the Total Voting Power of UCP.  Should any of these conditions fail to occur or continue, then I hereby irrevocably agree to resign as a director of UCP, my resignation to take effect automatically, and without any further action on my or UCP’s part, upon the earliest failure of any of the conditions enumerated above. Specifically, my resignation would become effective at the time the earliest of any of the following events occur: (i) PICO notifies the Board of Directors of UCP in writing that it wishes to select someone other than me for nomination for election to the Board of Directors of UCP pursuant to the Investor Rights Agreement (in which case the Board of Directors of UCP shall promptly nominate another individual selected by PICO to serve as a director of UCP and fill the vacancy on the Board of Directors of UCP resulting from my resignation pursuant to and in accordance with the Investor Rights Agreement); or (ii) PICO Beneficially Owns Voting Securities representing less than 25% of the Total Voting Power of UCP, provided that the Other PICO-Selected UCP Director has not also resigned; or (iii) PICO Beneficially Owns Voting Securities representing less than 10% of the Total Voting Power of UCP.

For purposes of this letter, capitalized terms used herein without definition shall have the meanings given them in the Investor Rights Agreement.

Very truly yours,

[Maxim C.W. Webb / Eric H. Speron]

Acknowledged and agreed:

UCP, Inc.

By:
Name:
Title:

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